EXHIBIT (a)(1)(M)

Supplemental Question and Answer Document

SQ1	Will there be a broad-based employee stock option grant in the Fall of 2003, and, if so, will my participation in the Employee Stock Option Exchange Program affect my eligibility to participate in such a grant?

SA1	In recent history Skyworks and our predecessors have provided a broad-based stock option grant to our employees on an annual basis. While the Company currently expects to continue this practice, there can be no guarantee that such broad-based grants can or will continue to be made on an annual basis. The Company’s management and our Board of Directors periodically evaluate stock options as an incentive tool to attract, retain and motivate employees, and will continue to assess opportunities for making broad-based grants to employees. If a decision is made to make a broad-based grant to employees in the near future, such grant will not be made prior to January 2, 2004. Therefore, your decision to participate in the Employee Stock Option Exchange Program will have no bearing on your eligibility to receive options under a broad-based grant or on the number of option shares awarded to you for such grant.

SQ2	How was it determined to offer the Employee Stock Option Exchange Program at this time?

SA2	By making the offer to exchange outstanding Eligible Options for Replacement Options, the Company and our Board of Directors intended to provide our employees with the opportunity to potentially hold options that, over time, may have a greater potential to provide value, and thereby create better incentives for our employees and also create value for all of our stockholders. In furtherance of these objectives, the Board of Directors made the decision to roll out the Employee Stock Option Exchange Program as soon as practically possible.

SQ3	How were the exchange ratios determined?

SA3	The exchange ratios reflect the Company’s objective of providing the opportunity for employees to potentially hold options that, over time, may have a greater potential to provide value, while at the same time balancing the interests and considerations of our stockholders.